Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Except where specifically noted, the following information and all other information contained herein gives effect to the 1-for-4 reverse split of the common stock of Discovery Partners International, Inc. that was effected on September 12, 2006.

The following unaudited pro forma condensed combined statement of operations gives effect to the (i) merger transaction between Discovery Partners International, Inc. (“DPI”) and Infinity Pharmaceuticals, Inc. (“Infinity”), which was completed on September 12, 2006, and (ii) stock and asset purchase transaction that was completed on July 5, 2006 among DPI, Galapagos NV (“Galapagos”) and Biofocus Inc., a subsidiary of Galapagos (“Biofocus”), pursuant to which DPI sold the capital stock of its subsidiary Discovery Partners International AG to Galapagos and the capital stock or equity interests of its direct subsidiaries ChemRx Advanced Technologies, Inc., Xenometrix, Inc. and Discovery Partners, L.L.C. to Biofocus, and assigned certain assets and liabilities related to the businesses of the acquired subsidiaries to Biofocus (the “Galapagos Transaction”).

For accounting purposes, Infinity acquired DPI in the merger transaction. Accordingly, the historical results of Infinity are reflected in the results of the combined company. DPI does not meet the definition of a business in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations, and Emerging Issue Task Force 98-3, Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business, as a result of the sale of all of DPI’s material operating assets and liabilities, which are considered discontinued operations. The assets and liabilities of DPI that were not sold in the stock and asset purchase transaction with Galapagos and Biofocus consisted primarily of cash, cash equivalents, short-term investments, interest receivables, restricted cash, certain working capital items related to the corporate administrative function of DPI that are being used by Infinity post-merger, and DPI’s listing on the NASDAQ Global Market.

The following unaudited pro forma condensed combined statement of operations is based on the historical financial statements of DPI and Infinity, adjusted to give effect to the Galapagos Transaction and the acquisition of DPI by Infinity for accounting purposes. The pro forma adjustments are described in the accompanying notes.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2006 is presented as if the proposed merger and the Galapagos Transaction were each consummated on January 1, 2006, and combines the historical results of DPI and Infinity for the nine months ended September 30, 2006. The historical results of Infinity were derived from its unaudited statement of operations for the nine months ended September 30, 2006 included in its quarterly report on Form 10-Q that was filed with the SEC on November 9, 2006. The historical results of DPI were derived from its unaudited condensed consolidated financial statements for the period from January 1, 2006 through September 12, 2006.

The following unaudited pro forma condensed combined statement of operations has been prepared for illustrative purposes only and is not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had DPI sold its operating subsidiaries and certain assets and had DPI and Infinity been a combined company during the specified period. The following unaudited pro forma condensed combined statement of operations, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical financial statements referred to above.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Nine Months Ended September 30, 2006
	Infinity Pharmaceuticals Historical	Discovery Partners Historical	Pro Forma Adjustments	Pro Forma Combined
Revenues	$9,534,803	$—	$—	$9,534,803
Operating expenses:
Research and development	26,770,193	—	—	26,770,193
Selling, general and administrative	5,811,807	14,857,245	(14,857,245)	5,811,807
Restructuring	—	22,193	(22,193)	—

Total operating expenses	32,582,000	14,879,438	(14,879,438)	32,582,000
Other income (net)	23,273	1,845,962	678,316	2,547,551

Net loss from continuing operations	$(23,023,924)	$(13,033,476)	$15,557,754	$(20,499,646)

Basic and diluted loss per share				$(5.79)

Weighted average shares outstanding (basic and diluted)				3,540,306

The accompanying notes are an integral part of these pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

1. Basis of Presentation

On April 11, 2006, DPI entered into an Agreement and Plan of Merger and Reorganization with Infinity and Darwin Corp., a new wholly owned subsidiary of DPI. In the merger, Darwin Corp. merged with and into Infinity, with Infinity as the surviving corporation and becoming a wholly owned subsidiary of DPI. The merger was completed on September 12, 2006. As a result of the merger, each outstanding share of Infinity capital stock was converted into the right to receive shares of DPI common stock as described in the merger agreement. DPI issued, and Infinity securityholders received, in a tax-free exchange, shares of DPI common stock such that the former Infinity securityholders own approximately 69% of the combined company and the former DPI securityholders own approximately 31%.

Because former Infinity securityholders own approximately 69% of the voting stock of the combined company and as a result of certain other factors, including that Infinity directors constitute a majority of the board of directors and all executive members of the management of the combined company are from Infinity, Infinity is deemed to be the acquiring company for accounting purposes and the transaction was accounted for as a reverse acquisition of assets and a recapitalization in accordance with accounting principles generally accepted in the United States. The results of operations of DPI are consolidated into the results of operations of Infinity as of the effective date of the merger.

On June 12, 2006, DPI, Galapagos and Biofocus, a wholly-owned subsidiary of Galapagos, entered into a stock and asset purchase agreement under which Galapagos or Biofocus acquired all of the outstanding equity interests or capital stock of Discovery Partners International AG, ChemRx Advanced Technologies, Inc., Xenometrix, Inc., and Discovery Partners International, L.L.C., each of which are DPI’s subsidiaries. Biofocus also acquired all of the assets that supported DPI’s corporate infrastructure, including the furniture, equipment and prepaid services that related to the corporate infrastructure and assumed all of the related liabilities such as the lease for DPI’s corporate headquarters. Biofocus also acquired certain contracts that were held at the DPI parent level that were assigned to Biofocus following the closing of the merger with Infinity, such as DPI’s lease for its San Diego facility, its patent license agreement with Abbott Laboratories and its agreement with the National Institutes of Mental Health. This transaction (the “Galapagos Transaction”) was completed on July 5, 2006. DPI’s remaining assets following the Galapagos Transaction consisted of its cash, cash equivalents, short-term investments, interest receivables, restricted cash, certain working capital items related to the corporate administrative function of DPI that are being used by Infinity post-merger, and its listing on the NASDAQ Global Market. DPI’s historical operating results relating to the subsidiaries and assets sold in the Galapagos Transaction are considered discontinued operations for purposes of this unaudited pro forma condensed combined statement of operations.

2. Pro Forma Adjustments

The unaudited pro forma condensed combined statement of operations does not include a charge, as required under SFAS 123(R), Share-based Compensation, relating to the fair value of DPI unvested options at the close of the merger because it was deemed immaterial.

The unaudited pro forma condensed combined statement of operations does not include any adjustments for income taxes because the combined company is anticipated to incur taxable losses for the foreseeable future.

The pro forma adjustments are to reflect the operating results of DPI, with the exception of interest income related to its short-term investments. The pro forma condensed combined statement of operations does not give effect to any general and administrative costs that Infinity would have incurred in operating as a publicly traded company, which Infinity estimates would have been approximately $2 million annually.